Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The AZEK Company Inc. 2020 Omnibus Incentive Compensation Plan of James Hardie Industries public limited company of our reports dated May 20, 2025, with respect to the consolidated financial statements of James Hardie Industries plc and the effectiveness of internal control over financial reporting of James Hardie Industries plc included in its Annual Report (Form 20-F) for the year ended March 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

July 1, 2025